Exhibit 10.24

FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT (this “Agreement”) is made effective as of February 22, 2023, by and between Set Jet, Inc. (as successor to Set Jet, LLC), a Nevada corporation (“Set Jet”), and Blue Sky Services LLC, an Oregon limited liability company (“Agent”).

Factual Background

A. Set Jet and Agent entered into: (i) that certain Aircraft Service Agreement dated December 8, 2020, as amended by that certain Amendment to Aircraft Service Agreement dated June 18, 2021, respecting the Challenger 850, SN8079; (ii) that certain Aircraft Service Agreement dated September 24, 2021, as amended by that certain Amendment to Aircraft Service Agreement dated July 31, 2022, respecting the Global Express, SN9100; and (iii) that certain Aircraft Service Agreement dated January 10, 2022, respecting the Challenger 850, SN8053 (the foregoing agreements being collectively referred to as, the “Service Agreements” and the foregoing aircrafts being collectively referred to as, the “Aircrafts”), pursuant to which Set Jet is paying Agent for certain services involving the Aircrafts.

B. To further evidence unpaid amounts due and payable by Set Jet under the Service Agreements, Set Jet executed that certain Promissory Note dated February 24, 2022, as amended by that certain First Allonge to Note dated July 31, 2022 (collectively, the “Note”) in favor of Agent, in the original principal amount of $2,272,596.23 (the “Loan”).

C. As used herein, the term “Transaction Documents” means the Service Agreements, the Note and every other document which evidences, guaranties, secures or modifies the Loan, as any or all of them may have been amended to date. This Agreement is a Transaction Document.

D. As of the date hereof, the outstanding principal balance of the Loan, plus accrued and unpaid interest is $5,922,798.15.

E. As of the date of this Agreement, Set Jet is in default under the Transaction Documents due to its failure to make all required payments through the date hereof (such events, collectively, the “Existing Events of Default”).

F. The identification of the Existing Events of Default does not constitute a waiver of any other defaults or events of default not specifically described herein (whether known or unknown, now in existence or hereafter occurring).

G. Set Jet has requested that Agent, under certain conditions, forbear from exercising its legal rights and remedies under the Transaction Documents.

H. Agent, although under no prior obligation to do so, is willing to forbear for a limited period of time, subject to the terms and conditions hereinafter set forth and conditioned upon the strict performance by Set Jet of all its obligations set forth herein and in the other Transaction Documents, as modified hereby.

I. Set Jet is obtaining bridge financing from Fortress Financial, LLC (“Fortress”) in the aggregate principal amount of $6,500,000.00 (“Bridge Loan”).

Agreement

Therefore, Set Jet and Agent agree as follows:

1. Recitals. The recitals set forth above in the Factual Background are true, accurate and correct.

2. Reaffirmation of the Loan; Waiver.

(a) Set Jet reaffirms all of its obligations under the Transaction Documents, and Set Jet acknowledges that it has no claims, offsets or defenses with respect to the payment of sums due under the Transaction Documents. As the result of the Existing Events of Default, Set Jet also agrees that effective as of February 24, 2022 (the earliest date of the occurrence of any of the Existing Events of Default), interest has and will continue to accrue on the amounts owing under the Loan at 18.0% per annum.

(b) By executing below, Set Jet hereby waives its rights under and agrees to terminate that certain First Right of Refusal Agreement dated January 10, 2022, between RPLS-2020 LLC (an affiliate of Agent, and hereinafter referred to as “RPLS”) and Set Jet related to that certain Aircraft registered as N408SJ (“N408SJ”).

3. Forbearance Provisions.

(a) Forbearance Period. Agent agrees that it will forbear from exercising its rights and remedies under the Transaction Documents and otherwise with respect to the Existing Events of Default from, through and including January 31, 2024 (the “Forbearance Period”), if, and only if, there is no new default or new event of default under this Agreement or any of the other Transaction Documents during the Forbearance Period. The accommodations provided by Agent are limited to the exercise of Agent’s rights and remedies arising as a result of the Existing Events of Default, and Agent will not be deemed to have waived or suspended any rights or remedies arising as a result of a new default or new Event of Default under this Agreement or any of the other Transaction Documents.

(b) Mandatory Payments. During the Forbearance Period Set Jet shall be obligated to maintain an expense deposit in the amount of Five Hundred Thousand and No/100 Dollars ($500,000) (“Expense Deposit”). The Expense Deposit must be maintained at $500,000 throughout Forbearance Period. The Expense Deposit will be used by Agent to pay reimbursable expenses incurred for each month. In the event the Expense Deposit is reduced or depleted prior to the end of the then current calendar month, Agent, at its option, may: (i) demand immediate reimbursement from Set Jet of all reimbursable amounts billed to Agent that exceed the amount of the Expense Deposit, and Set Jet will have three (3) business days to deliver the required payment to maintain the Expense Deposit; or (ii) increase the succeeding month’s Expense Deposit by the amount of any deficiency from the prior month. Any amount on deposit not applied to expenses for the applicable month shall be applied to the next month’s Expense Deposit (without a corresponding reduction in the $500,000 threshold). For sake of clarity, if in a given month Agent used $480,000 of the Expense Deposit to pay reimbursable expenses, then Set Jet would be required to deliver $480,000 to Agent on the 1st day of the succeeding month to reestablish the Expense Deposit at $500,000. Conversely, if in a given month the Expense Deposit is exhausted and Agent elects to cover reimbursable expenses in the additional amount of $20,000 under clause (ii) above, then Set Jet would be required to deliver $520,000 to Agent on the 1st day of the succeeding month to reestablish the Expense Deposit at $500,000. Set Jet’s failure to timely remit any payments required under this Section 3(b) will deemed a material default under this Agreement.

(c) Covenant Not to Sell. Provided that Set Jet remains in compliance with the terms of this Agreement, Agent agrees not to sell or otherwise dispose of the Aircraft owned or controlled by Agent currently being sued in Set Jet’s fleet operations, unless Set Jet otherwise gives prior written consent to such sale.

(d) Conditions Precedent. Before this Agreement becomes effective and any party becomes obligated under it:

(i) Agent shall have received fully executed copies of (w) this Agreement, (x) an amendment to the Aircraft Service Agreement related to N408SJ in form and substance satisfactory to Agent to eliminate the 60-day “notice of intent to sell” provision, (y) a Second Allonge to the Note in form and substance satisfactory to Agent which will include an update of the outstanding principal balance as of the date hereof including the amount of unpaid accrued interest calculated through the date hereof (in each case, after giving effect to the transactions herein), and (z) any other documents which Agent may require or request in accordance with this Agreement or the other Transaction Documents;

(ii) Agent shall have received a payment in respect of principal in the amount of $1,000,000.00; and

(iii) Agent shall have received an initial upfront Expense Deposit in the amount of Five Hundred and No/100 Dollars ($500,000) in respect of future reimbursable expenses for calendar month February 2023.

(e) End of Forbearance Period. In the event that Set Jet fails to satisfy any of the conditions or obligations set forth in this Agreement (including, but not limited to, the conditions and obligations set forth in this Section 3) at any time, Set Jet will be deemed to be in default under this Agreement, and if such default is not cured within three (3) business days following written notice from Agent, then: (i) the Forbearance Period shall automatically end, and all amounts due under the Transaction Documents shall immediately become due and payable in full without any further notice to Set Jet; (ii) Agent shall have the right to immediately terminate all agreements with Set Jet of any nature; (iii) Agent may immediately retake possession of the Aircrafts, and pursue collection of all unpaid amounts due and owing under the Transaction Documents; and (iv) Agent may immediately proceed to exercise all of its legal rights and remedies provided under the Transaction Documents or that are available at law or in equity, all without any further notice to Set Jet.

4.   Representations and Warranties. Set Jet represents and warrants to Agent as follows:

(a) Transaction Documents. All representations and warranties made and given by Set Jet in the Transaction Documents (as amended through the date hereof) are true, accurate and correct in all material respects as if given on the date hereof.

(b) No Defaults. Except for the Existing Events of Default, no Event of Default has occurred and is continuing under the Transaction Documents, and no event has occurred and is continuing which, with notice or the passage of time or both, would be an Event of Default under any of the Transaction Documents.

5. Release of Agent. In consideration of the execution of this Agreement by Agent, Set Jet hereby releases and discharges Agent and its affiliates (including RPLS) and each agent, employee, officer, member, manager, and director of Agent and its affiliates (each and all of which are included in any reference to Agent in this Section), for, from and against any and all demands, claims and causes of action of any type or nature, at law and/or in equity, that Set Jet now has, as a result of any action or inaction by Agent on or prior to the date of this Agreement, that arises from, or is in any way related to, the Loan or the Transaction Documents.

6. Incorporation. This Agreement shall form a part of the Transaction Documents, and all references to a given document shall mean that document as hereby modified.

7. No Prejudice; Reservation of Rights. This Agreement shall not prejudice any rights or remedies of Agent under any of the Transaction Documents, as hereby amended. Agent reserves, without limitation, all rights which it has against any indemnitor, guarantor or endorser of the Loan.

8. No Impairment. Except as specifically hereby amended, the Transaction Documents shall each remain unaffected by this Agreement and the other Transaction Documents shall all remain in full force and effect. Nothing in this Agreement shall impair the security interests granted under the Transaction Documents, all of which shall all remain a first priority security interest with respect to the property identified in the Transaction Documents.

9. Integration. The Transaction Documents, including this Agreement: (a) integrate all the terms and conditions mentioned in or incidental to the Transaction Documents; (b) supersede all oral negotiations and prior and other writings with respect to their subject matter; and (c) are intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth in the Transaction Documents and as the complete and exclusive statement of the terms agreed to by the parties. If there is any conflict between the terms, conditions and provisions of this Agreement and those of any other agreement or instrument, including the Transaction Documents, the terms, conditions and provisions of this Agreement shall prevail.

10. Third Party Beneficiary. The parties agree that Fortress shall be an intended third-party beneficiary of this Agreement and shall have the right to perform any obligation of Set Jet under this Agreement. In the event of a default by Set Jet under the terms of this Agreement, Fortress shall have the right but not the obligation to cure any default for three (3) days after any notice of default by Set Jet is delivered to Fortress by certified mail or overnight delivery with delivery confirmed to the following address:

Fortress Financial, LLC
304 S. Jones Blvd., Suite 6354
Las Vegas, Nevada 89107
robertsaucier@chilkoot.com

With a required copy to:

Bradley R. Helsten, Esq.
bhelsten@zplaw.com

11. Miscellaneous. This Agreement may be executed in counterparts, and all counterparts shall constitute but one and the same document. If any court of competent jurisdiction determines any provision of this Agreement or any of the other Transaction Documents to be invalid, illegal or unenforceable, that portion shall be deemed severed from the rest, which shall remain in full force and effect as though the invalid, illegal or unenforceable portion had never been a part of said document. This Agreement shall be governed by Arizona law, with regard to its choice of law rules. As used herein, the word “include(s)” means “include(s), without limitation,” and the word “including” means “including, but not limited to.”

12. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail or electronic signature (including ..pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), or any other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(end of text – signatures attached)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Set Jet, Inc., a Nevada corporation

By:	/s/ Thomas P. Smith
Name:	Thomas P. Smith
Title:	CEO

Blue Sky Services LLC, an Oregon limited liability company

By:	/s/ Annette Beus
Name:	Annette Beus
Title:	Manager